UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

WASHINGTON, D.C. 20549

FORM 8-K

CURRENT REPORT

Pursuant to Section 13 or 15(d) of the Securities Exchange Act of 1934

Date of Report (Date of Earliest Event Reported): December 6, 2019

FLUENT, INC.

(Exact name of registrant as specified in its charter)

Delaware	001-37893	77-0688094
(State or other jurisdiction of incorporation)	(Commission File Number)	(I.R.S. Employer Identification No.)

300 Vesey Street, 9th Floor New York, New York	10282
(Address of principal executive offices)	(Zip Code)

Registrant’s telephone number, including area code: (646) 669-7272

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:

☐ Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐ Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐ Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2 (b))

☐ Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4 (c))

Indicate by check mark whether the registrant is an emerging growth company as defined in Rule 405 of the Securities Act of 1933 (17 CFR §230.405) or Rule 12b-2 of the Securities Exchange Act of 1934 (17 CFR §240.12b-2).

Emerging growth company ☐

If an emerging growth company, indicate by check mark if the registrant has elected not to use the extended transition period for complying with any new or revised financial accounting standards provided pursuant to Section 13(a) of the Exchange Act.  ☐

Item 1.01 Entry into a Material Definitive Agreement

On December 6, 2019, Fluent, Inc. (the “Company”) entered into Second Amendments (the "Second Amendments”) to the Amendments to Warrants and Agreements to Exercise (“Amended Whitehorse Warrants”) with (i) H.I.G. Whitehorse SMA ABF, L.P. regarding 46,667 warrants to purchase common stock of the Company, par value $0.0005 per share, at an exercise price of $3.00 per share; (ii) H.I.G. Whitehorse SMA Holdings I, LLC regarding 66,666 warrants to purchase common stock of the Company at an exercise price of $3.00 per share; and (iii) Whitehorse Finance, Inc. regarding 186,667 warrants to purchase common stock of the Company at an exercise price of $3.00 per share.

In November 2017, the Amended Whitehorse Warrants were exercised and the Company issued an aggregate of 300,000 shares of common stock of the Company (the “Warrant Shares”) to the warrant holders. On July 9, 2018, the parties entered into the First Amendments to the Amended Whitehorse Warrants, pursuant to which they agreed to reduce the price per share at which the warrant holders have the right, but not the obligation, to require the Company to purchase from the warrant holders the Warrant Shares (the “Put Right”) to $3.8334 per share, to modify the period during which the Put Right can be exercised to the period commencing January 1, 2019 and ending December 15, 2019, and to modify the minimum price that the warrant holders can transfer any of the Warrant Shares to no less than $3.8334 per share.

Pursuant to the Second Amendments, the expiration of the Put Right was extended from December 15, 2019 to January 31, 2020.

The description of the Second Amendments does not purport to be complete and is qualified in its entirety by reference to the Second Amendments which are filed as Exhibits 4.1, 4.2, and 4.3 to this Current Report on Form 8-K and incorporated herein by reference.

Item 5.02 Departure of Directors or Certain Officers; Election of Directors; Appointment of Certain Officers; Compensatory Arrangements of Certain Officers.

On December 9, 2019, the Board of Directors (the "Board") of the Company increased the size of the Board to six (6) members and appointed Barbara Shattuck Kohn as a director of the Company to fill the additional Board seat, effective December 9, 2019.

The Board affirmatively determined that Ms. Shattuck Kohn (i) meets the Independent Standards specified in Rule 10A-3 under the Securities Exchange Act of 1934, as amended (the “Exchange Act”) and (ii) the independence requirements set forth in Nasdaq Marketplace Rule 5605(c)(2). Ms. Shattuck Kohn will serve as a member of the Audit Committee, the Compensation Committee and the Nominating and Corporate Governance Committee of the Board. On December 9, 2019, Ms. Shattuck Kohn received a grant of 25,000 restricted stock units upon her appointment to the Board.

Ms. Shattuck Kohn, 68, was a Principal at Hammond Hanlon Camp LLC, a strategic advisory and investment banking firm from 2012 to 2018. Since 2004, she has served as a director of Penn National Gaming, Inc., where she serves as a member of the Audit Committee and as Chair of the Compensation Committee and Nominating and Corporate Governance Committee. Ms. Shattuck Kohn also serves as a director of Emblem Health, one of the nation's largest non-profit health plans. She has previously served as a director of Computer Task Group and a division of Sunlife Financial Corporation. Prior to joining Hammond Hanlon Camp LLC in 2012, Ms. Shattuck Kohn was a Managing Director of Morgan Keegan – Raymond James. Morgan Keegan & Company, Inc. was acquired by Raymond James Financial from Regions Financial Corp. and was the successor to Shattuck Hammond Partners, an investment banking firm Ms. Shattuck Kohn co-founded in 1993.

On December 11, 2019, the Company issued a press release announcing Ms. Shattuck Kohn's appointment, which is attached hereto as Exhibit 99.1 and is incorporated by reference herein.

Item 9.01 Financial Statements and Exhibits.

(d) Exhibits

Exhibit No.	Description

4.1	Second Amendment to Amendment to Warrants and Agreement to Exercise with H.I.G. Whitehorse SMA ABF, L.P., dated December 6, 2019.

4.2	Second Amendment to Amendment to Warrants and Agreement to Exercise with H.I.G. Whitehorse SMA Holdings I, LLC, dated December 6, 2019.

4.3	Second Amendment to Amendment to Warrants and Agreement to Exercise with Whitehorse Finance, Inc., dated December 6, 2019.

99.1	Press Release, issued December 11, 2019

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

Fluent, Inc.

December 11, 2019	By:	/s/ Ryan Schulke
	Name:	Ryan Schulke
	Title:	Chief Executive Officer